Exhibit 99.1

PermRock Royalty Trust

News Release

PermRock Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, January 18, 2019 – PermRock Royalty Trust (NYSE:PRT) (the “Trust”) today declared a monthly cash distribution to record holders of its trust units representing beneficial interests in the Trust (“Trust Units”) as of January 31, 2019 and payable on February 14, 2019 in the amount of $0.087678 per Trust Unit, based principally upon production during the month of November 2018.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations:

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil (per Bbl)	Natural Gas (per Mcf)
	Bbls	Bbls/D	Mcf	Mcf/D
Current Month	45,812	1,527	49,630	1,654	49.05	2.06

Prior Month	47,818	1,543	57,103	1,842	55.58	4.35

Oil cash receipts for the properties underlying the Trust totaled $2.25 million for the current month, a decrease of $0.41 million from the prior month distribution period as a result of a decrease in sales volumes and oil prices compared to the prior month.

Natural gas cash receipts for the properties underlying the Trust totaled $0.10 million for the current month, a decrease of $0.15 million from the prior month distribution period as a result of a decrease in sales volumes and gas prices compared to the prior month. The production month of November has one less day than the previous production month of October. Further, lower natural gas prices for the month of November primarily relate to the renegotiation and extension of a longer-term contract for the sale of natural gas at market prices. In the meantime, Boaz Energy received and expects to be paid lower, short-term sales prices until the longer-term contract is effective. Boaz Energy projects that contract to be effective February 1, 2019.

Hedge settlement revenue in the amount of $550,850 has also been included in the calculation of net proceeds. Basin differentials continue to affect oil and gas prices.

Total direct operating expenses, including lease operating expenses and workover expenses, were $0.76 million, an increase of $0.06 million from the prior month. Severance and ad valorem taxes were $0.33 million, a decrease of $0.18 million from the prior month.

Capital expenditures were $0.45 million in the current month, an increase of $0.26 million from the prior month. Boaz Energy has advised the Trustee that the increase in capital expenditures reported in recent months was primarily attributable to pre-payment for non-operated drilling in Glasscock County, Texas as well as continued drilling and completion operations on non-operated acreage in Crane County, Texas.

About PermRock Royalty Trust

PermRock Royalty Trust is a Delaware statutory trust formed by Boaz Energy II, LLC (“Boaz Energy”) to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties owned by Boaz Energy in the Permian Basin of West Texas. For more information on PermRock Royalty Trust, please visit our website at www.permrock.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent the Trust’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Boaz Energy with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Trust does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Trust to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the SEC in connection with the Trust’s initial public offering, and in the Trust’s Quarterly Reports on Form 10-Q and other public filings filed with the SEC. The risk factors and other factors noted in the Trust’s public filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement. The Trust’s filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	PermRock Royalty Trust
Simmons Bank, Trustee
Lee Ann Anderson, Senior Vice President
Toll-free: (855) 588-7839
Fax: (817) 298-5579
Website: www.permrock.com
e-mail: trustee@permrock.com